FOR IMMEDIATE RELEASE

KLA-Tencor Announces Resignation of Chief Financial Officer

SAN JOSE, Calif.-March 3, 2008-KLA-Tencor Corporation (Nasdaq: KLAC) today announced that Jeffrey Hall will resign from his position as senior vice president and chief financial officer, effective March 31, 2008, to pursue an opportunity closer to his mid-western hometown.

The KLA-Tencor Board of Directors has appointed John Kispert, who is KLA-Tencor's president and chief operating officer, as the interim chief financial officer, effective March 31, 2008.  Kispert will also retain his duties as president and chief operating officer. In addition, the Board of Directors appointed Virendra Kirloskar, currently vice president and corporate controller of KLA-Tencor, as the company's chief accounting officer, effective March 31, 2008.

 "Jeff has made significant contributions to KLA-Tencor and specifically within our finance organization, of which we are very appreciative. We are fortunate to have John Kispert, previously the CFO at KLA-Tencor, step in during our search for a replacement to ensure a smooth transition," said Rick Wallace, chief executive officer of KLA-Tencor.

About KLA-Tencor

KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries.  Headquartered in San Jose, California, the company has sales and service offices around the world.  An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC.  Additional information about the company is available at http://www.kla-tencor.com.

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